SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Schedule 13G/A

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                                (Amendment No 1)*



                                 The Knot, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   499184 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ]      Rule 13d-1(b)

           [ ]      Rule 13d-(c)

           [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 11 Pages
                       Exhibit Index Contained on Page 10

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 499184 10 9                                             13 G                  Page 2 of 11 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Venture Partners III, L.P. ("HWVP III")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]            (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          2,432,000 shares, except that Hummer Winblad Equity Partners III, LLC
           BENEFICIALLY                       ("HWEP III"), the general partner of   HWVP III, may be deemed to have
      OWNED BY EACH REPORTING                 sole voting power, and John R. Hummer ("Hummer "), Ann L. Winblad
              PERSON                          ("Winblad "), and Mark Gorenberg ("Gorenberg") the managing members of
               WITH                           HWEP III, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              2,432,000  shares,  except that HWEP III, the general  partner of HWVP
                                              III,  may be  deemed  to have  sole  dispositive  power,  and  Hummer,
                                              Winblad,  and  Gorenberg,  the  managing  members of HWEP III,  may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,432,000
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    10.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 499184 10 9                                             13 G                  Page 3 of 11 Pages
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------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Technology Fund III, L.P. ("HWTF III")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]            (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        128,000 shares, except that HWEP III, the general partner of HWTF III,
              SHARES                          may be deemed to have sole voting power, and John R. Hummer ("Hummer
           BENEFICIALLY                       "), Ann L. Winblad ("Winblad "), and Mark Gorenberg ("Gorenberg ") the
      OWNED BY EACH REPORTING                 managing members of HWEP III, may be deemed to have shared power to
              PERSON                          vote these shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              128,000 shares, except that HWEP III, the general partner of HWTF III, may be deemed to have sole dispositive power, and Hummer, Winblad, and
                                              Gorenberg,  the  managing  members of HWEP III,  may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       128,000
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.6%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 499184 10 9                                             13 G                  Page 4of 11 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Equity Partners III, L.L.C. ("HWEP III")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]            (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        2,560,000 shares, of which 2,432,000 are directly owned by HWVP III
              SHARES                          and 128,000 shares are directly owned by HWTF III.  HWEP III, the
           BENEFICIALLY                       general partner of HWVP III and HWTF III, may be deemed to have sole
     OWNED BY EACH REPORTING                  voting power, and Hummer, Winblad,  and Gorenberg, the managing members
              PERSON                          of HWEP III, may be deemed to have shared power to vote these shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     6        SHARED DISPOSITIVE POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              2,560,000  shares,  of which  2,432,000 are directly owned by HWVP III and  128,000  shares are  directly  owned by HWTF III.  HWEP III,  the general  partner of HWVP III and HWTF III,  may be deemed to have sole dispositive power, and Hummer,  Winblad,  and Gorenberg,  the managing members of HWEP III,  may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,560,000
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.5%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 499184 10 9                                             13 G                  Page 5 of 11 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      John R. Hummer ("Hummer")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]            (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 shares
             NUMBER OF               -------- ------------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 2,560,000 shares, of which 2,432,000 are directly owned by HWVP III
              PERSON                          and 128,000 shares are directly owned by HWTF III.  Hummer, a member
               WITH                           of HWEP III, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,560,000  shares,  of which  2,432,000 are directly owned by HWVP III and 128,000 shares are directly owned by HWTF III. Hummer, a member of
                                              HWEP III,  may be  deemed to have  shared  power to  dispose  of these shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,560,000
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.5%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 499184 10 9                                             13 G                  Page 6 of 11 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Ann L. Winblad ("Winblad")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]            (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              10,000 shares
             NUMBER OF               -------- ------------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 2,560,000 shares, of which 2,432,000 are directly owned by HWVP III,
              PERSON                          128,000 shares are directly owned by HWTF III.  Winblad, a member of
               WITH                           HWEP III, may be deemed to have shared power to vote the HWEP III shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              10,000 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,560,000  shares,  of which 2,432,000 are directly owned by HWVP III,
                                              128,000  shares are directly owned by HWTF III.  Winblad,  a member of
                                              HWEP III,  may be deemed to have  shared  power to dispose of the HWEP
                                              III shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,570,000
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.5%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 499184 10 9                                             13 G                  Page 7 of 11 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Mark Gorenberg ("Gorenberg")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)  [ ]            (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 shares
             NUMBER OF               -------- ------------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 2,560,000 shares, of which 2,432,000 are directly owned by HWVP III
              PERSON                          and 128,000 shares are directly owned by HWTF III.  Gorenberg, a
               WITH                           member of HWEP III, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              2,560,000  shares,  of which  2,432,000 are directly owned by HWVP III and 128,000 shares are directly owned by HWTF III. Gorenberg, a member of HWEP III,  may be deemed to have  shared  power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,560,000
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    11.5%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OR REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------                    -----------------------
CUSIP NO. 499184 10 9                       13 G              Page 8 of 11 Pages
-------------------------------------                    -----------------------

This Amendment No. 1 amends the statement on Schedule 13G (the "Original Statement") filed by Hummer Winblad Venture Partners III, L.P., Hummer Winblad Technology Fund III, L.P., Hummer Winblad Equity Partners III, LLC, John R. Hummer, Ann L. Winblad, Dan Beldy and Mark Gorenberg. Only those items as to which there has been a change are included in this Amendment No. 1.

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Hummer Winblad Venture Partners III, L.P., a Delaware limited partnership ("HWVP III"), Hummer Winblad Technology Fund III, L.P., a Delaware limited partnership ("HWTF III"), Hummer Winblad Equity Partners III, LLC, a Delaware limited liability company ("HWEP III"), John
                  R. Hummer ("Hummer"), Ann L. Winblad ("Winblad"), and Mark Gorenberg ("Gorenberg"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  HWEP III is the general partner of HWVP III and HWTF III, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by HWVP III and HWTF III. Hummer, Winblad, and Gorenberg are managing members of HWEP III and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by HWVP III and HWTF III.

ITEM 4.           OWNERSHIP

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2004:

                       (a) Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                       (b) Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                       (c) Number of shares as to which such person has:

                               (i)   Sole power to vote or to direct the vote:

                                     See Row 5 of cover page for
                                     each Reporting Person.

                               (ii)  Shared power to vote or to direct the vote:

                                     See Row 6 of cover page for
                                     each Reporting Person.

                               (iii) Sole power to dispose or to direct the
                                     disposition of:

                                     See Row 7 of cover page for
                                     each Reporting Person.

                               (iv) Shared power to dispose or to direct the disposition of:

                                     See Row 8 of cover page for
                                     each Reporting Person.

-------------------------------------                    -----------------------
CUSIP NO. 499184 10 9                       13 G              Page 9 of 11 Pages
-------------------------------------                    -----------------------


                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 9, 2005

                         /s/ John R. Hummer
                         -------------------------------------------------------
                         John R. Hummer, individually, and on behalf of
                         HWVP III, in his capacity as a managing member of
                         HWEP III, the general partner of HWVP III, on behalf of HWTF III, in his capacity as a managing member of
                         HWEP III, the general partner of HWTF III,
                         and on behalf of HWEP III in his capacity as
                         a managing member thereof.




                         /s/ Ann L. Winblad
                         -------------------------------------------------------
                         Ann L. Winblad




                         /s/ Mark Gorenberg
                         -------------------------------------------------------
                         Mark Gorenberg

-------------------------------------                    -----------------------
CUSIP NO. 499184 10 9                       13 G             Page 10 of 11 Pages
-------------------------------------                    -----------------------




                                  EXHIBIT INDEX
                                  -------------



                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                  11

-------------------------------------                    -----------------------
CUSIP NO. 499184 10 9                       13 G             Page 11 of 11 Pages
-------------------------------------                    -----------------------





                                    EXHIBIT A
                                    ---------



                            Agreement of Joint Filing
                            -------------------------

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of The Knot, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 9, 2005

                         /s/ John R. Hummer
                         John R. Hummer, individually, and on behalf of
                         HWVP III, in his capacity as a managing member of
                         HWEP III, the general partner of HWVP III, on behalf of HWTF III, in his capacity as a managing member of
                         HWEP III, the general partner of HWTF III, and on behalf of HWEP III in his capacity as a managing member thereof.




                         /s/ Ann L. Winblad
                         -------------------------------------------------------
                         Ann L. Winblad




                         /s/ Mark Gorenberg
                         -------------------------------------------------------
                         Mark Gorenberg